EXHIBIT 99.1

Lightwave Logic Announces Successful Test of First In-House Photonic Device

LONGMONT, Colorado, August 21, 2014 /PRNewswire/ -- Lightwave Logic, Inc. (OTCQB: LWLG), a technology company focused on the development of Next Generation Photonic Devices and Non-Linear Optical Polymer Materials Systems for applications in high speed fiber-optic data communications and optical computing, announced today that the University of Colorado has successfully fabricated and tested a bleached electro-optic waveguide modulator designed and fabricated through a sponsored collaborative research agreement.

Tom Zelibor, Chief Executive Officer of Lightwave Logic, stated, “The results of this initial bleached waveguide modulator correlated well with previous electro-optic thin film properties.

“These initial results of our first in-house device are significant to our entire device program and are an important starting point for modulators that are being developed for target markets.  We have multiple generations of new materials that we will soon be optimizing for this specific design.”

For more information about Lightwave Logic, please visit the Company’s website at following URL: www.lightwavelogic.com

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Lightwave Logic, Inc. is a development stage company that produces prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. For more information, about the Company please visit the corporate website at: www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

For Further Information Contact:
Steven Cordovano Lightwave Logic 203-952-6373 steve@lightwavelogic.com